Exhibit 2.1.E

BCA AMENDMENT NO. 5

This BCA Amendment No. 5 (this “Fifth Amendment”), is entered into by and among Broad Capital Acquisition Corp., a Delaware corporation (“Predecessor”), Openmarkets Group Ltd, an Australian proprietary limited company (the “Company”), BMYG OMG Pty Ltd, an Australian proprietary limited company (the “Shareholder”), Broad Capital LLC, a Delaware limited liability company (the “Sponsor”), and Broad Capital Acquisition Ltd, an Australian public limited company (formerly Broad Capital Acquisition Pty Ltd., an Australian proprietary limited company) (the “Purchaser”) (each, a “Party,” and collectively, the “Parties”).

WHEREAS, the Parties entered into the Agreement and Plan Of Merger And Business Combination Agreement dated as of January 18, 2023 (as later supplemented and as joined by Purchaser on July 31, 2023), as subsequently amended effective August 1, 2023, January 9, 2024, March 8, 2024 and April 25, 2024 (collectively, the “Agreement”);

WHEREAS, the Parties desire to amend the Agreement in the manner set forth herein; and

WHEREAS, pursuant to Section 13.2 of the Agreement, the amendments contemplated by the Parties must be contained in a written agreement signed by each of the Parties.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this Fifth Amendment have their respective meanings assigned in the Agreement. All references to the terms whose definitions are provided herein, as the same are contained in the Agreement, the Schedules, or any additional documents that contain or refer to the Agreement or such terms, shall be interpreted in all such cases to be a reference of the updated definitions of such terms as amended hereby.

2. Amendments to the Agreement. As of the Fifth Amendment Effective Date (as defined below), the Agreement is hereby amended or modified as follows:

(a) Section 1.3(a) is hereby amended and replaced in its entirety with the following:

“Additional Earnout Escrow Shares” means a number of Purchaser Shares with an aggregate value equal to $5,000,000 at the Closing (assuming a deemed value of $10.00 per Purchaser Share).

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(b) Section 1.41 of the Agreement is hereby amended and replaced in its entirety with the following:

“Estimated Closing Exchange Consideration” means $75,000,000 (a) minus the amount of the Estimated Closing Net Indebtedness, (b) minus the amount of the Estimated Company Investigations and Disputes Losses, (c) plus the amount by which the Estimated Net Working Capital Exceeds the Net Working Capital Target, or minus the amount by which the Net Working Capital Target exceeds the Estimated Net Working Capital (d) minus an amount equal to $10.00 per Adjustment Escrow Share; which amount shall be computed pursuant to Section 3.6 and the Estimated Closing Consideration Spreadsheet, and paid in Purchaser Shares at Closing, which Purchaser Shares shall have a deemed value of $10.00 per share.”

(c) Section 3.10(h) of the Agreement is hereby amended and replaced in its entirety with the following:

“As additional Exchange Consideration, at such times as provided in this Section 3.10, if the Measured Performance Level for the first Calculation Period within the Earnout Period exceeds A$16,000,000 the Purchaser shall pay to Shareholder with respect to such Calculation Period a number of Additional Earnout Escrow Shares equal to the product of (rounded to the nearest whole share) (i) 500,000 Earnout Escrow Shares, multiplied by a fraction equal to (A) the Measured Performance Level for such Calculation Period less A$16,000,000, divided by (B) A$1,500,000; provided, that in no event shall Shareholder become entitled to receive, by reason of the operation of this Section 3.10(h), (x) a number of Purchaser Shares in excess of the Additional Earnout Escrow Shares, (y) more Purchaser Shares than are held by or in the control of the Escrow Agent as Earnout Escrow Shares pursuant to this Agreement and the Escrow Agreement at the time of such payment, or (z) any Additional Earnout Escrow Shares if the Measured Performance Level for the first Calculation Period does not exceed A$16,000,000. Any Additional Earnout Escrow Shares not paid to Shareholder in connection with this Section 3.10(h) shall be released by the Escrow Agent to Purchaser and cancelled.”

(d) The existing Schedule 3.10 is hereby amended and replaced in its entirety by Schedule 3.10, which is attached hereto as Exhibit A.

3. Date of Effectiveness; Limited Effect. This Fifth Amendment will be deemed effective as of August 8, 2024 (the “Fifth Amendment Effective Date”). Except as expressly provided in this Fifth Amendment, all of the terms and provisions of the Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Fifth Effective Date, each reference in the Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Agreement, will mean and be a reference to the Agreement as amended by this Fifth Amendment. Notwithstanding any provision contained in this Fifth Amendment, in the event of any conflict between the provisions of this Fifth Amendment and the provisions of the Agreement, the provisions of this Fifth Amendment shall control.

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4. Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a) It has the full right, power, and authority to enter into this Fifth Amendment and to perform its obligations hereunder and under the Agreement as amended by this Fifth Amendment.

(b) The execution of this Fifth Amendment by the individual whose signature is set forth at the end of this Fifth Amendment on behalf of such Party, and the delivery of this Fifth Amendment by such Party, have been duly authorized by all necessary action on the part of such Party.

(c) This Fifth Amendment has been executed and delivered by such Party and (assuming due authorization, execution, and delivery by the other Party) constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity.

(d) EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THE AGREEMENT AND IN THIS SECTION 4 OF THIS FOURTH AMENDMENT, (1) NEITHER PARTY HERETO NOR ANY PERSON ON SUCH PARTY’S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, EITHER ORAL OR WRITTEN, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE, OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (2) EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY THE OTHER PARTY, OR ANY OTHER PERSON ON SUCH OTHER PARTY’S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION 4.

5. Miscellaneous.

(a) This Fifth Amendment and all related documents including all exhibits attached hereto, and all matters arising out of or relating to this Fifth Amendment, whether sounding in contract, tort, or statute are governed by, and construed in accordance with and enforced under the laws of the State of New York, United States of America, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of New York.

(b) This Fifth Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.

(c) The headings in this Fifth Amendment are for reference only and do not affect the interpretation of this Fifth Amendment.

(d) This Fifth Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Fifth Amendment electronically shall be effective as delivery of an original executed counterpart of this Fifth Amendment.

(e) The Agreement and this Fifth Amendment together constitute the sole and entire agreement between the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

(f) Each Party shall pay its own costs and expenses in connection with this Fifth Amendment (including the fees and expenses of its advisors, accountants, and legal counsel).

[signatures on separate pages]

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IN WITNESS WHEREOF, the Parties hereto have caused this Fifth Amendment to be duly executed as of the Fifth Amendment Effective Date.

Predecessor:

BROAD CAPITAL ACQUISITION CORP.

By:	/s/ Johann Tse
Name:	Johann Tse
Title:	Chief Executive Officer

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IN WITNESS WHEREOF, the Parties hereto have caused this Fifth Amendment to be duly executed as of the Fifth Amendment Effective Date.

Company:

OPENMARKETS GROUP PTY LTD

By:	/s/ Naseema Sparks
Name:	Naseema Sparks
Title:	Chair

By:	/s/ Nick Hornstein
Name:	Nick Hornstein
Title:	Company Secretary

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IN WITNESS WHEREOF, the Parties hereto have caused this Fifth Amendment to be duly executed as of the Fifth Amendment Effective Date.

Shareholder:

BMYG OMG Pty Ltd

By:	/s/ Julius Wei
Name:	Julius Wei
Title:	Chief Investment Officer

By:	/s/ Eric Gao
Name:	Eric Gao
Title:	Chief Executive Officer

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IN WITNESS WHEREOF, the Parties hereto have caused this Fifth Amendment to be duly executed as of the Fifth Amendment Effective Date.

Sponsor/Indemnified Party Representative:

BROAD CAPITAL LLC

By:	/s/ Johann Tse
Name:	Johann Tse
Title:	Manager

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IN WITNESS WHEREOF, the Parties hereto have caused this Fifth Amendment to be duly executed as of the Fifth Amendment Effective Date.

Purchaser:

Broad Capital Acquisition Ltd.

By:	/s/ Johann Tse
Name:	Johann Tse
Title:	Authorized Officer

By:	/s/ Rongrong (Rita) Jiang
Name:	Rongrong (Rita) Jiang
Title:	Authorized Officer

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